                                                                     Exhibit 2.1

                            STOCK PURCHASE AGREEMENT


     This Agreement is dated as of June 28, 1996, by and among the persons listed on the signature page hereto as shareholders (each, a "Shareholder" and together, the "Shareholders") and Wilmar Industries, Inc., a New Jersey corporation ("Buyer").

     The Shareholders own all of the outstanding equity securities of HMA Enterprises, Inc., a Texas corporation, d/b/a Gulf Coast Supply and the Supply Depot ("HMA"), consisting of 115,170 shares of common stock, par value $.01 per share of HMA Enterprises, Inc. (the "Shares"), as more fully set forth on
Exhibit 1 hereto. The parties desire to provide for the Shareholders' sale of the Shares to the Buyer and the Buyer's purchase of the Shares from the Shareholders on the terms and conditions of this Agreement. The parties desire to give economic effect to the transactions contemplated in this Agreement as of the close of business on June 30, 1996.

     In consideration of the premises and of the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:


1.   The Acquisition.
     ---------------

     1.1  Purchase and Sale.  Subject to the terms and conditions of this
          -----------------
Agreement, at the Closing to be held as provided in Section 2.1 hereof, each Shareholder shall sell the Shares owned by such Shareholder to the Buyer, and the Buyer shall purchase from such Shareholder, free and clear of any security interest, mortgage, lien, charge, adverse claim or restriction of any kind, including without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, other than a restriction on transfer attributable solely to Federal or state securities laws (each, an "Encumbrance and collectively, "Encumbrances").

     1.2  The Purchase Price.
          ------------------

          (a) Base Purchase Price.  The aggregate purchase price for the Shares
              -------------------
(the "Base Purchase Price") shall be $7,610,000, subject to adjustment as provided in Sections 1.2(b) and 1.3. At the Closing, the Buyer shall pay and deliver the Base Purchase Price as follows:

               (i) to CoreStates Bank, N.A. as escrow agent (the "Escrow Agent") $500,000 (the "Escrow Amount") pursuant to an Escrow Agreement with terms and conditions substantially similar to the form attached hereto as
     Exhibit 1.2(a)(i) (the "Escrow Agreement");

               (ii) to the Shareholders, $1,672,000 by delivering to each Shareholder, a number of Shares of the Buyer's Common Stock no par value (the "Wilmar Stock") calculated on a per share basis equal to $23.79 per share, which constitutes the average closing price of Wilmar Stock published in The Wall Street Journal for each of the ten trading days prior to the business day prior to the date hereof, in such amounts as indicated in Exhibit 1.2(a)(ii); and

               (iii) to the Shareholders, the balance in immediately available funds, in such amounts and to such Shareholder, as indicated in Exhibit 1.2(a)(iii);

          (b)  Adjustment to Base Purchase Price at Closing.   The amount
               --------------------------------------------
payable to the Shareholders at the Closing pursuant to Section 1.2(a)(iii) shall be reduced by the amount set forth in a payoff letter issued by Bank One, Texas, N.A. ("Bank One"), to be delivered to the Buyer at the Closing, representing the total amount due by HMA to Bank One.

          (c)  Additional Purchase Price.  If for the twelve month period (the
               -------------------------
"Measurement Period) beginning the first day of the month following the Closing Date (A) the revenues of HMA from the operations of the Houston and Arlington Warehouses (the "Annual Revenues"), equal or exceed $26,000,000 and (B) the earnings before interest expenses and income taxes ("EBIT") equals or exceeds 4.6% of Annual Revenues, the Buyer will pay the Shareholders additional consideration (the "Additional Purchase Price") as follows:

               (i) If EBIT equals or exceeds 5.6% of Annual Revenues, the Additional Purchase Price shall equal $750,000;

               (ii) If EBIT equals or exceeds 4.6% of Annual Revenues, and is less than 5.6% of Annual Revenues, the Additional Purchase Price shall equal $500,000.

The Buyer will pay the Additional Purchase Price by delivering the Additional Purchase Price to the Shareholders in immediately available funds, in such amounts and to such Shareholder, as indicated in Exhibit 1.2(a)(i). The Annual Revenues and the EBIT shall be calculated within ninety days after the end of the Measurement Period in a manner consistent with the calculation of HMA's revenues on its income statement for the period ended

February 29, 1996 based upon the financial information for HMA included in the Buyer's financial statements for such period.

          (d)  Acceleration of Additional Purchase Price.  If prior to the end
               -----------------------------------------
of the Measurement Period, (i) the Buyer merges with HMA or otherwise causes HMA to cease to operate as an independent entity, (ii) the Buyer causes Jerry Mendelson to cease to be an officer, a director and employee of HMA, then the Additional Purchase Price shall immediately become due and payable in accordance with Section 1.2(c)(1), (iii) Jerry Mendelson is given additional duties which do not allow him to devote substantially all (95%) of his business time to the management of HMA, (iv) the Buyer over the objection of Jerry Mendelson causes a material change in the operations of HMA or (v) the Buyer fails to provide financing or access to financing in an amount adequate to meet the needs of HMA during the Measurement Period. Upon payment of the Additional Purchase Price in accordance with this Section 1.2(d), the Buyer's obligations in Section 1.2(c) shall be fully satisfied and discharged.

     1.3  Adjustment to Base Purchase Price.
          ---------------------------------

          (a) Within ten business days after the Closing Date, Buyer and the Shareholders shall jointly conduct a physical count of the inventory, equipment and other fixed assets. Within thirty days after the Closing Date, the Buyer shall prepare (with such assistance from the Shareholders as the Buyer reasonably requires) and deliver to Shareholders a balance sheet of HMA as of June 30, 1996 (the "Closing Balance Sheet"). The Shareholders shall have ten business days to review the Closing Balance Sheet. The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles ("GAAP"). The operating net worth (assets less liabilities) set forth on the Closing Balance Sheet is referred to herein as the Closing Date Net Worth. Any dispute as to the amount and calculation of the Closing Date Net Worth shall be resolved pursuant to the procedures set forth in paragraph (b) of this Section 1.3.

          (b) If at the end of twenty business days after the delivery of the Closing Balance Sheet to the Shareholders, the Shareholders and the Buyer shall have failed to agree upon the Closing Date Net Worth, then any such matters as to which agreement has not been reached (the "Disputed Matters") shall be submitted to arbitration, unless the parties agree in writing to extend such twenty-day period in an attempt to negotiate a settlement of such Disputed Matters. The arbitrator (the "Arbitrator") shall be experienced with distribution businesses and a partner in any one of the "big six" accounting firms, mutually agreed to by the Shareholders and the Buyer. If the Shareholders and the Buyer fail to agree upon the selection of the Arbitrator or any such Arbitrator selected by them shall not have agreed to perform the services called for hereunder, the Arbitrator shall thereupon be selected in accordance with the rules of the American Arbitration Association, with preference being given to any partner of a national accounting firm who may be willing to perform such services other than any such firm which is then employed by the Shareholders, HMA or the Buyer or any affiliate thereof. The Arbitrator shall consider only the Disputed Matters, and the arbitration shall be conducted in accordance with the rules of the American Arbitration Association then in effect. The arbitration proceeding shall be conducted in Houston, Texas. The Arbitrator shall apply GAAP in making his determination and shall announce his determination in writing, explaining his conclusions. The Arbitrator shall act promptly to resolve all Disputed Matters and its decision with respect to all Disputed Matters shall be final and binding upon the parties hereto and shall not be appealable to any court. The costs and expenses of the Arbitrator shall be shared equally by the Shareholders and the Buyer.

          (c) If the Closing Date Net Worth as finally determined is less than the shareholder's equity on the balance sheet contained in the Financial Statements (as defined in Section 3.12 hereof), the Shareholders shall, within ten days after such final determination, pay the difference to the Buyer in cash.


2.   The Closing.
     -----------

     2.1  Place and Time.  The closing of the sale and purchase of the Shares
          --------------
(the "Closing") shall take place at the offices of HMA, 3333 Holly Hall, Houston Texas 77021 10:00 a.m. (Central Daylight Time) on July 8, 1996, or as soon as practicable thereafter (the "Closing Date"), but no later than the close of business on August 30, 1996, or at such other place, date and time as the parties may agree in writing, subject to the following:

          (a) If any of the conditions set forth in Section 3 hereof has not been satisfied on the date on which the Closing would otherwise occur, the Buyer may from time to time, by notice to the Shareholders, defer the Closing to 10:00 a.m. on a business day specified in that notice, but not later than August 30, 1996.

          (b) If any of the conditions set forth in Section 4 hereof has not been satisfied on the date on which the Closing would otherwise occur, the Shareholders may from time to time, by notice to the Buyer, defer the closing to 10:00 a.m. on a business day specified in that notice, but not later than August 30, 1996.

          (c) If both of the preceding paragraphs (a) and (b) are applicable, the Closing shall take place on the later of the dates determined in accordance with those paragraphs.

          (d) The parties agree to give economic effect to the transactions contemplated in this Agreement as of the close of business on June 30, 1996.

     2.2  Deliveries by the Shareholders.  At the Closing, the Shareholders
          ------------------------------
shall deliver the following to the Buyer:

          (a) certificates representing the Shares, duly endorsed for transfer to the Buyer or with separate stock transfer powers attached thereto and signed in blank;

          (b) the documents contemplated by Section 3 hereof; and

          (c) all other documents, instruments and writings required by this Agreement to be delivered by the Shareholders at the Closing and any other documents or records relating to HMA's business reasonably requested by the Buyer in connection with this Agreement.

     2.3  Deliveries by the Buyer.  At the Closing, the Buyer shall deliver the
          -----------------------
following to the Shareholders:

          (a) wire transfers in immediately available funds to accounts designated by the Shareholders and the Escrow Agent pursuant to Section 1.2(a)(i) and Section 1.2(a)(iii);

          (b) certificates representing the Wilmar Stock to be delivered pursuant to Section 1.2(a)(ii);

          (c) the documents contemplated by Section 4 hereof; and

          (d) all other documents, instruments and writings required by this Agreement to be delivered by the Buyer at the Closing.


3.   Conditions to the Buyer's Obligations.  The obligations of the Buyer to
     -------------------------------------
effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by the Buyer:

     3.1  No Injunction.  There shall not be in effect any injunction, order or
          -------------
decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated by this Agreement, that restricts the Buyer's acquisition of the Shares or that will require any divestiture as a result of the

Buyer's acquisition of the Shares or that will require all or any part of the business of HMA to be held separate and no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on the Buyer or the Shareholders if this Agreement is consummated shall be pending.

     3.2  Representations, Warranties and Agreements.  (a)  The representations
          ------------------------------------------
and warranties of the Shareholders set forth in this Agreement shall be true and complete in all material respects as of the Closing Date with the same effect as though made at such time, (b) the Shareholders shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by them prior to or at the Closing and (c) the Buyer shall have received a certificate dated the Closing Date to the foregoing effects signed by the Shareholders.

     3.3  Legal Opinion.  The Buyer shall have received an opinion from counsel
          -------------
to the Shareholders dated the Closing Date and in substantially the form of
Exhibit 3.3 hereto.

     3.4  Regulatory Approvals.  All licenses, authorizations, consents,
          --------------------
orders and regulatory approvals of any domestic or foreign national, state or municipal or other local government or multi-national body (including without limitation, the European Union), any governmental or regulatory authority, agency, commission, subdivision or other entity (each, a "Governmental Body" and collectively, "Governmental Bodies") necessary for the consummation of the Buyer's acquisition of the Shares shall have been obtained and shall be in full force and effect.

     3.5  Consents of Third Parties.  All consents and approvals of third
          -------------------------
parties identified in Schedule 5.7 to this Agreement shall have been obtained on terms and conditions reasonably satisfactory to the Buyer.

     3.6  Resignations of Directors.  All directors of HMA shall have submitted
          -------------------------
their resignations or shall have been removed effective as of the Closing Date.

     3.7  Sales People.  There shall not be any material change in the
          ------------
salespeople employed by HMA between the date hereof and the Closing Date.

     3.8  Non-Solicitation Agreements.  The Buyer shall have entered into non-
          ---------------------------
solicitation agreements, with terms and conditions satisfactory to the Buyer, with all of the salespeople employed by HMA as of the Closing Date.

     3.9  Employment Agreement.  The Buyer shall have entered into an employment
          --------------------
agreements with Jerry Mendelson,

Brian Mendelson and Ellis Atkinson, in substantially the form attached hereto as
Exhibit 3.9.

     3.10 Escrow Agreement.  The Shareholders and the Escrow Agent shall have
          ----------------
entered into the Escrow Agreement.

     3.11 Registration Rights Agreement.  The Shareholders receiving Wilmar
          -----------------------------
Stock and the Buyer shall have entered into a Registration Rights Agreement in substantially the form attached hereto as Exhibit 3.11.

     3.12 Financial Statements.  The Shareholders shall have delivered to the
          --------------------
Buyer consolidated financial statements for HMA, audited by an accounting firm acceptable to the Buyer, for the year ended February 29, 1996 (the "Financial Statements").

     3.13 Bank One Payoff Letter.  HMA shall have delivered to the Buyer a
          ----------------------
payoff statement setting forth the aggregate amount owed by HMA to Bank One and a UCC-3 termination statement evidencing the release by Bank One of its lien against certain HMA assets.

     3.14 Due Diligence.  The Buyer shall be fully satisfied with the results of
          -------------
its review of, and its other due diligence investigations with respect to, the business, operations, affairs, prospects, properties, assets, existing and potential, obligations, profits or condition (financial or otherwise) of Gulf Coast taken as a whole.

     3.15 Accrued Taxes.  The Shareholders and the Buyer shall have agreed upon
          -------------
the amount of the reserve for accrued Taxes pursuant to Section 1.2(b)(ii).


4.   Conditions to the Shareholders' Obligations.  The obligations of the
     -------------------------------------------
Shareholders to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by the Shareholders:

     4.1  No Injunction.  There shall not be in effect any injunction, order or
          -------------
decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated by this Agreement or that prohibits the sale of the Shares to the Buyer and no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on the Buyer or the Shareholders if this Agreement is consummated shall be pending.

     4.2  Representations, Warranties and Agreements.  (a)  The representations
          ------------------------------------------
and warranties of the Buyer set forth in this Agreement shall be true and complete in all material respects as of the Closing Date with the same effect as though made at such time, (b) the Buyer shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it prior to or at the Closing and (c) the Shareholders shall have received a certificate dated the Closing Date to the foregoing effects signed by an officer of the Buyer.

     4.3  Legal Opinion.  The Shareholders shall have received an opinion from
          -------------
Morgan, Lewis & Bockius LLP, counsel to the Buyer, dated the Closing Date and in substantially the form of Exhibit 4.3 hereto.

     4.4  Regulatory Approvals.  All licenses, authorizations, consents, orders
          --------------------
and regulatory approvals of Governmental Bodies necessary for the consummation of the Shareholders' sale of the Shares to the Buyer shall have been obtained and shall be in full force and effect.

     4.5  Life Insurance.  HMA shall have assigned its right, title and interest
          --------------
in certain life insurance contracts maintained by HMA on the lives of certain Shareholders to such Shareholders.

     4.6  Instructions from Special Fiduciary.  Jerry Mendelson, as Trustee of
          -----------------------------------
The HMA Enterprises, Inc. Employee Stock Ownership Trust (the "ESOP"), shall have received a written instruction to consummate the transactions contemplated herein at the Closing from Consulting Fiduciaries, Inc. as special fiduciary for the ESOP, or such other entity duly appointed as special fiduciary for the ESOP prior to the Closing.

5.   Representations, Warranties and Agreements of the Shareholders.  Except
     --------------------------------------------------------------
where the context otherwise requires, all references to HMA in this Section 5 include the Subsidiaries (as defined in Section 5.5 hereof). The Shareholders represent and warrant to the Buyer that:

     5.1  Organization of ESOP and Trust; Authorization.  The ESOP and the
          ---------------------------------------------
Mendelson Charitable Remainder Unitrust (the "Trust") are duly organized. The Shareholders have all requisite power and authority to execute, deliver and perform their obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary action by the Shareholders and this Agreement constitutes a valid and binding obligation of the Shareholders, enforceable against them in accordance with its terms.

     5.2  No Conflict as to HMA.  Neither the execution and delivery of this
          ---------------------
Agreement nor the consummation of the sale of the Shares to the Buyer will (a) violate any provision of the articles of incorporation or by-laws (or other governing instrument) of HMA or
(b) subject to receipt of the consents listed in Schedule 5.7 to this Agreement, violate, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any natural person, corporation, partnership, proprietorship, association, trust or other legal entity (each, a "Person") of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or resulting in the creation or imposition of any Encumbrance upon any property or assets of HMA or the Shareholders under, any agreement or Commitment (as defined in Section 5.17 hereof) to which HMA is a party or by which any of its property or assets are bound, or to which any of the property or assets of HMA are subject, except for the Shareholders Agreement dated June 30, 1994 among certain shareholders of HMA (the "HMA Shareholders Agreement"), which shall be terminated as of the Closing Date or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to HMA or the Shareholders.

     5.3  Ownership of Shares.  The authorized equity securities of HMA
          -------------------
Enterprises, Inc. consist of 1,000,000 shares of common stock, par value $.01 per share, of which 115,170 shares are outstanding and constitute the Shares. Except as provided in Schedule 5.3, the Shareholders own the Shares, of record and beneficially, free and clear of all Encumbrances. The delivery of certificates to the Buyer provided in Section 2.2 hereof and the payment to the Shareholders provided in Section 2.3 hereof will result in the Buyer's immediate acquisition of record and beneficial ownership of the Shares, free and clear of all Encumbrances. There are no outstanding options, rights, conversion rights, agreements or commitments of any kind relating to the issuance, sale or transfer of any equity securities or other securities of HMA, except as set forth in the HMA Shareholders Agreement.

     5.4  Organization of HMA.  HMA Enterprises, Inc. is a corporation duly
          -------------------
organized, validly existing and in good standing under the laws of the State of Texas with full corporate power and authority to own its properties and to engage in its business as presently conducted and is not required to qualify as a foreign corporation in any other jurisdiction except where the failure to be so qualified would not have a material adverse effect on the business, financial condition, operating results, business prospects or assets and liabilities of HMA, taken as a whole.

     5.5  Subsidiaries.  Except for the subsidiaries disclosed in Schedule 5.5
          ------------
to this Agreement (the "Subsidiaries"), HMA does not own, and has no option, right, agreement or commitment of any kind to acquire, any securities or other securities of any other Person or any direct or indirect equity or ownership interest in any other business. The Subsidiaries have no assets or liabilities which have not been assumed by or assigned to HMA and are reflected on the Financial Statements.

     5.6  Consents and Approvals of Governmental Bodies.  No consent, approval
          ---------------------------------------------
or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by HMA in connection with the execution, delivery and performance of this Agreement by the Shareholders or the consummation of the sale of the Shares to the Buyer.

     5.7  Other Consents.  Except as listed in Schedule 5.7 to this Agreement,
          --------------
no consent of any Person is required to be obtained by the Shareholders or by HMA to the execution, delivery and performance of this Agreement or the consummation of the sale of the Shares to the Buyer, including, without limitation, consents from parties to leases or other agreements or Commitments.

     5.8  Financial Statements.  The Shareholders have delivered to the Buyer
          --------------------
the Financial Statements and audited Consolidated Financial Statements for the fiscal years ended February 28, 1995 and February 28, 1994. Such financial statements and notes are in accordance with the books and records of HMA and fairly present the consolidated financial condition and results of operations of HMA at the respective dates thereof and for the periods therein referred to, all in accordance with GAAP, except as set forth in the notes thereto.

     5.9  Undisclosed Liabilities.  HMA has no direct or indirect liability,
          -----------------------
indebtedness, obligation, expense, claim, deficiency, guaranty of any obligation of any Person or endorsement by any Person (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, contingent, matured, unmatured or other ("Liabilities"), except:

          (a) those Liabilities adequately and specifically set forth or reserved for on the Financial Statements and not heretofore paid or discharged;

          (b) those Liabilities arising in the ordinary course of business consistent with past practice under any Commitment specifically disclosed in
Schedule 5.17 to this Agreement or not required to be disclosed therein because of the term or amount involved; and

          (c) those Liabilities incurred, consistent with past business practice, in the ordinary course of business since the date of the Financial Statements and not heretofore paid or discharged.

     5.10 Title to Properties.  Schedule 5.10 to this Agreement describes all
          -------------------
interests in real property owned or leased by HMA. HMA owns good and marketable title to all the properties and assets that it purports to own (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the Financial Statements (except for property sold since the date of the Financial Statements in the ordinary course of business, leased under capitalized leases or distributed to Shareholders as disclosed in the Schedules to this Agreement) and all the properties and assets purchased or otherwise acquired by HMA since the date of the Financial Statements. All properties and assets reflected in the Financial Statements are free and clear of all Encumbrances except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Financial Statements as securing specified liabilities or obligations, all of which are listed in the Schedules to this Agreement, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Financial Statements (such mortgages and security interests being limited to the property or assets so acquired), (c) liens for current taxes not yet due. There are no existing agreements, options, commitments or rights with, of or to any Person to acquire any of the assets of HMA or any interest therein, except for contracts for the sale of inventory entered into in the ordinary course of business consistent with past practice. No Person other than HMA owns any tangible assets situated on the properties used by HMA or necessary for the operation of its businesses, except for leased items listed in the Schedules to this Agreement and for items of immaterial value.

     5.11  Condition of Buildings, Plants and Equipment.  Except as set forth in
           --------------------------------------------
Schedule 5.11, all buildings, plants, structures, equipment and other personal property owned or leased by HMA are in good operating condition and repair (ordinary wear and tear excepted) and are usable in the ordinary course of business of HMA. HMA is not, and has not received notification that it is, in violation of any applicable building, zoning, anti-pollution, health, safety or other law, ordinance or regulation in respect of its buildings, plants or structures or their operations. Each real property lease is, and on the Closing Date shall be, in full force and effect and has not been assigned, modified, supplemented or amended and neither landlord nor tenant under any such lease is in default under any such lease, and no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would permit the landlord or tenant to terminate any such lease.

     5.12  No Condemnation or Expropriation.  Neither the whole nor any portion
           --------------------------------
of the property or leaseholds owned or held by HMA is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Body or other Person with or without payment of compensation therefor. There are no assessments with respect to any of the properties owned or leased by HMA which remain unpaid.

     5.13  Litigation.  Except as listed in Schedule 5.13 to this Agreement,
           ----------
there is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Body pending or, to the Shareholders' knowledge, threatened, against HMA or the Shareholders or their respective assets or which seeks to enjoin or obtain damages in respect of the consummation of this Agreement. Neither HMA nor any Shareholder is subject to any judgment, order, decree, writ, injunction or award of any court, Governmental Body or any arbitrator.

     5.14  Absence of Certain Changes.  Except as set forth in Schedule 5.14,
           --------------------------
since the date of the Financial Statements, HMA has not:

          (a) suffered the damage or destruction of any of its material properties or assets (whether or not covered by insurance), or made any material disposition of any of its properties or assets other than in the ordinary course of business;

          (b) made any change or amendment in its articles of incorporation or by-laws, or other governing instruments;

          (c) issued or sold any equity securities or other securities, acquired, directly or indirectly, by redemption or otherwise, any such equity securities, reclassified, split-up or otherwise changed any such equity security, or granted or entered into any options, warrants, calls or commitments of any kind with respect thereto;

          (d) organized any subsidiary or acquired any equity securities of any Person or any equity or ownership interest in any business;

          (e) borrowed any funds or incurred, or assumed or otherwise become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability with respect to any such indebtedness for borrowed money;

          (f) subjected any properties or assets to an Encumbrance;

          (g) increased in any manner the compensation of any employee except in the ordinary course of business;

          (h) created or materially modified any bonus, deferred compensation, pension, profit sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice or any other employee benefit plan (as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA") except for provisions to terminate the ESOP as of the Closing Date that meet the requirements of applicable law, including, without limitation, ERISA;

          (i) made any capital expenditure or acquired any property or assets, other than inventory, for a cost in excess of $20,000;

          (j) entered into any agreement that materially restricts HMA from carrying on its business as it was conducted as of the Financial Statements Date;

          (k) paid, discharged or satisfied any material claim, liability or obligation, absolute, accrued, contingent or otherwise, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities or obligations reflected in the Financial Statements or incurred in the ordinary course of business and consistent with past practice since the date of the Financial Statements, except as contemplated by this Agreement;

          (l) waived any material claims or rights;

          (m) otherwise taken any actions that are not in the ordinary course of business; or

          (n) changed any of the accounting principles followed by HMA or the method of applying such principles.

     5.15  No Material Adverse Change.  Since the date of the Financial
           --------------------------
Statements, there has not been any material adverse change in the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of HMA taken as a whole, other than changes resulting from economic conditions generally prevailing in the United States.

     5.16  Names and Trademarks.  Schedule 5.16 to this Agreement contains a
           --------------------
true, complete and correct list of all of the names and trademarks, whether or not registered, which are used in or related to the business of HMA (each a "Name" or "Trademark" and collectively the "Names and Trademarks"), HMA owns all such Names and Trademarks and has good title thereto, free and clear of all liens, security interests, pledges, claims, charges and encumbrances. Schedule
5.16 to this Agreement contains a true,
complete and correct list of each jurisdiction where HMA has filed a certificate of assumed name with respect to its business. As to each of the Names and Trademarks that is registered, or as to which any application for registration by HMA is pending, Schedule 5.16 to this Agreement lists each jurisdiction in which such Name or Trademark is registered and the expiration date for such registration, and each jurisdiction in which an application to register such Name or Trademark is pending and the date such application was made. There are no judicial or administrative actions pending, or threatened against, HMA or its business with respect to any of the Names or Trademarks, and no right to use any Name or Trademark which is currently outstanding has been granted by HMA or any past or present subsidiary or affiliate of HMA to any person or third party. Except as set forth in Schedule 5.16 to this Agreement, to the best of the Shareholders' knowledge, no person or third party has any right, title or interest in any Name or Trademark in the United States, for any use in any class or field which is the same or similar to any aspect of HMA's business. HMA has neither infringed on, nor is HMA alleged to be infringing on, any trademark, service mark, copyright, trade dress, trade name, corporate name, graphic work of art, slogan or logo of any person or third party in connection with its business and, to the Shareholders' knowledge, no person or third party is infringing any of the Names or Trademarks listed. No employee or officer of HMA has any interest in any of the Names or Trademarks.

     5.17  Commitments.  Schedule 5.17 to this Agreement contains a list, as of
           -----------
the date hereof, of each contract, agreement, understanding or other commitment, whether written or oral (including any and all amendments thereto), to which HMA is a party or by which it is bound relating to the business of HMA (collectively, the "Commitments"), described below:

          (a)   contract with any employee or consultant;

          (b) contract for the future purchase of, or payment for, supplies or products or services in any single instance exceeding $25,000, or in the aggregate $50,000, or of a duration of more than twelve months;

          (c)   contract to sell or supply products to any Governmental Body;

          (d)   representative or sales agency contract;

          (e) contract limiting or restraining it from engaging or competing in any lines of business with any Person;

          (f) contract with any customer providing for a volume refund, rebate, retrospective price adjustment or price guarantee;

          (g) commitment to guarantee the obligations of others or commitment by others to guarantee the obligations of HMA;

          (h)    equipment lease;

          (i) mortgage, indenture, note debenture, bond, letter of credit agreement, surety agreement, loan agreement or other commitment for the borrowing or lending of money relating to HMA or agreement for a line of credit;

          (j) license, franchise, distributorship or other agreement, including those which relate in whole or in part to any software, technical assistance or other know-how of or used in the prior twenty-four months;

          (k) commitment or agreement for any capital expenditure or leasehold improvement in excess of $10,000; or

          (l) material contract, agreement or commitment not otherwise disclosed herein.

True and complete copies of such Commitments have been delivered or made available to the Buyer prior to the date hereof. Each Commitment is a valid and binding obligation, which, to the Shareholders' knowledge, is in full force and effect. Except as disclosed, HMA is not in default under any of the Commitments, and, to the Shareholders' knowledge, no third party is in default under any of the Commitments. Schedule 5.17 to this Agreement identifies each Commitment that requires action on behalf of a third party to give HMA all rights under such Commitment following the consummation of the transactions contemplated by this Agreement.

     5.18  Employee Matters.
           ----------------

          (a) HMA does not have a collective bargaining agreement with any labor union or other representative of employees and, to the Shareholders' knowledge, there has been no demand or attempt by employees to organize a union or labor organization. There are no unfair labor practice charges or complaints against HMA threatened or pending before the National Labor Relations Board or any other federal, state, local or foreign court or agency. There has been no other labor trouble or other occurrence, event or condition of a similar character, which is occurring or threatened or has occurred or been threatened.

          (b) The Shareholders have previously delivered to the Buyer the name and current salary of each employee of HMA. Except for the plans set forth on
Schedule 5.18 to this Agreement (the "Employee Benefit Plans"), HMA does not sponsor, maintain or contribute to, or has not sponsored, maintained or contributed to, any plan, fund, program, policy, arrangement, contract or commitment, whether or not qualified for federal income tax purposes, whether or not funded, whether formal or informal, and whether for the benefit of a single individual or more than one individual, which is in the nature of (i) an employee pension benefit plan (as defined in section 3(2) of ERISA), (ii) an employee welfare benefit plan (as defined in section 3(1) of ERISA), (iii) an incentive current or deferred compensation, or other benefit or compensation arrangement for employees, former employees, their dependents and/or their beneficiaries or (iv) an arrangement that could be characterized as providing for additional compensation, compensation associated with a change of control, severance benefits, perquisites, or fringe benefits.

          (c) HMA does not sponsor or maintain, and is not a contributing employer or otherwise a party to, or has any obligation or liability under or with respect to, and has never maintained or participated in, or been obligated to contribute to any defined benefit plan (as defined in section 3(35) of ERISA) or multiemployer plan (as defined in section 3(37) of ERISA). There are no circumstances pursuant to which HMA may be liable to the Pension Benefit Guaranty Corporation ("PBGC"), to any such defined benefit plan (or to any participant, beneficiary, trustee or fiduciary thereof), presently or heretofore sponsored or maintained by HMA or any entity other than HMA, including within the concept of "entity other than HMA" any predecessor of HMA or any "controlled company." A "controlled company" is any enterprise which, with HMA, forms or formed at any time since September 2, 1974 a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of 1986, as amended (the "Code"), a group of trades or businesses under common control within the meaning of Section 414(c) of the Code, or any affiliated service group within the meaning of Section 414(m) of the Code.

          (d) Each Employee Benefit Plan intended to be qualified under Section 401(a), 4975(e)(7), 401(k) and 501(a) of the Code has been determined to be so qualified by the Internal Revenue Service ("IRS") and any trust created pursuant to any such Employee Benefit Plan has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code. Nothing has occurred since the date of the last such determination which resulted or could result in the revocation of such determination. As of the Closing Date, all amendments and actions required to bring each Employee Benefit Plan into conformity in all respects with all applicable laws have been made or taken to the extent that such amendments or actions are required by law to be made or taken in order to obtain a favorable determination letter upon termination of the Employee Benefit Plan, if applicable. HMA has properly and timely submitted all Employee Benefit Plans in a good faith effort to meet the applicable requirements of ERISA and the Code to the IRS for its determination of their continuing tax-qualified status within the time prescribed therefor under applicable law. HMA is not presently or potentially liable for failure to make contributions to any such Employee Benefit Plan or for their fiduciary conduct in connection with such Employee Benefit Plan.
There has been no violation of Section 404, 406 or 607 of ERISA and Section 4975 of the Code, no violation of the reporting and disclosure provisions of the Code and ERISA, and no termination or partial termination with respect to any Employee Benefit Plans.

          (e) Full payment has been made of all amounts which HMA is required, under applicable law or under any Employee Benefit Plan or any agreement related to any Employee Benefit Plan to which HMA or any of its subsidiaries are a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of each Employee Benefit Plan ended prior to the date hereof. HMA has made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date of such documents.

          (f) No Employee Benefit Plan provides any health, life or other welfare benefit coverage to employees of HMA or any of its subsidiaries beyond termination of their employment with HMA or any of its subsidiaries by reason of retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

          (g) The consummation of the transactions contemplated by this Agreement will not (other than any payment made pursuant to Code Section 401(k)(10) under any 401(k) Plan) accelerate the time of payment or vesting, increase any compensation due to any current employee or former employee of HMA or entitle any employee to severance pay, unemployment compensation or any other payment, except in connection with the termination of the ESOP.

          (h) Neither HMA nor any Shareholder has taken any action which would commit the Buyer to establish or continue any plan, fund or program providing any employee benefits of any kind whatsoever for any present or former employee of HMA, nor has HMA or any Shareholder taken any action prior to the Closing which would prevent the Buyer from changing the benefits provided by any Employee Benefit Plan. Except as expressly provided in this Agreement, nothing in this Agreement or in the consummation of this transaction will require the Buyer to assume any obligation of HMA or the Shareholders under any Employee Benefit Plan.

          (i) No proceedings, suits or material claims (other than routine claims for benefits) exist or are threatened against HMA with respect to any Employee Benefit Plan.

          (j) The Buyer has no obligation to continue any Employee Benefit Plan as of the Closing and may, in its sole and absolute discretion, terminate, modify or discontinue any such Employee Benefit Plan, in whole or in part, without penalty and without prior notice to HMA, the Shareholders, any participant, beneficiary or present or former employee of HMA.

     5.19 Tax and Other Returns and Reports.
          ---------------------------------

          (a) All federal, state, local and foreign tax returns, reports, statements and other similar filings required to be filed by HMA, including any amendments thereto (the "Tax Returns") with respect to any federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions, (including without limitation, all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school and any other tax or similar governmental charge or imposition under laws of the United States or any state or municipal or political subdivision thereof or any foreign country or political subdivision thereof) (the "Taxes") have been timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect the liabilities of HMA for Taxes for the periods, property or events covered thereby. All Taxes, including without limitation, those that are called for by the Tax Returns, or heretofore or hereafter claimed to be due by any taxing authority from HMA have been properly accrued or paid. The accruals for Taxes contained in the Financial Statements are adequate provision for all deferred taxes, and nothing has occurred subsequent to that date to make any of such accruals inadequate. HMA has not received any notice of assessment or proposed assessment in connection with any Tax Returns and there are not pending tax examinations of or tax claims asserted against HMA or any of its assets or properties. HMA has not extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes. There are no tax liens (other than any lien for current taxes not yet due and payable) on any of the assets or properties of HMA. The Shareholders have no knowledge of any basis for any additional assessment of any Taxes. HMA has made all deposits required by law to be made with respect to employees' withholding and other employment taxes, including without limitation, the portion of such deposits relating to Taxes imposed upon HMA.

          (b) HMA has not filed a consent under Section 341(f) of the Internal Revenue Code (the "Code") concerning collapsible corporations. HMA has not made any payments, is not obligated to make any payments, or is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. HMA has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. HMA has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. HMA is not a party to any Tax allocation or sharing agreement. HMA has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (except a consolidated return including only HMA and the Subsidiaries).

          (c) The books and records of HMA delivered to the Buyer at the Closing set forth the following information with respect to HMA as of the most recent practicable date: (i) the basis of HMA in its assets and (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to HMA.

     5.20  Compliance with Law.  The operations of HMA have been conducted in
           -------------------
accordance with all applicable laws and regulations of all Governmental Bodies having jurisdiction over HMA. Without limiting the generality of the foregoing, neither HMA, nor to the Shareholders' knowledge, any person with apparent or actual authority to act on behalf of HMA, has unlawfully offered, paid or agreed to pay, directly or indirectly, any money or anything of value to or for the benefit of any individual who is or was an official or employee or candidate for office of the government of any country or political subdivision, agency or instrumentality thereof or any employee or agent of any customer or supplier of HMA. Except for previously resolved matters in connection with sales tax audits, since January 1, 1990, HMA has not received any notification of any asserted present or past failure by it to comply with any applicable laws or regulations. HMA has all licenses, permits, orders or approvals from the Governmental Bodies required for the conduct of its businesses, and is not in material violation of any such licenses, permits, orders and approvals. All such licenses, permits, orders and approvals are in full force and effect, and no suspension or cancellation of any thereof has been threatened.

     5.21  Environmental Matters.
           ---------------------

          (a) Except as may be disclosed on Schedule 5.21, HMA has conducted its business in compliance with all Environmental Laws (as hereinafter defined).
For purposes of this Agreement, the term "Environmental Laws" means any and all federal, state, provincial, local laws, regulations and ordinances and foreign laws and requirements relating to health and safety and pollution or protection of the environment, including laws, regulations and requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or Hazardous Substances (as hereinafter defined) into the environment (including without limitation ambient air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes. For purposes of this Agreement, the term "Hazardous Substance" means (i) any petroleum products, explosives, alcohols, chemical solvents, polychlorinated biphenyls ("PCBs") or related or similar materials,
(ii) any substance, waste, material or good defined as hazardous, radioactive, extremely hazardous, toxic or dangerous, or as a pollutant or contaminant, under any Environmental Law, or by any federal, state or municipal government or governmental agency, and (iii) any asbestos, asbestos-containing substances or urea formaldehyde insulation.

          (b) No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against HMA alleging any violation or failure to comply with any Environmental Law. HMA is not a party to any agreement, consent order or adjudication of any type with any person, including any government agency, that is authorized under or make reference to any Environmental Law,

          (c) HMA has obtained and has at all times possessed all permits, licenses, registrations and other authorizations (the "Environmental Permits") necessary to conduct its business under the Environmental Laws and has filed timely and complete applications for renewal of any such Environmental Permits that are required prior to the Closing. The Environmental Permits necessary for HMA to conduct its business are currently in effect and are listed on Schedule
5.21 and HMA is in compliance with all terms and conditions of such Environmental Permits and has not materially violated any of same. HMA has not received any notice of any proposal to amend, revoke, reissue or replace any Environmental Permit, nor have any events occurred that could form a reasonable basis for any such action.

          (d) There has not been any spill, release or unauthorized discharge of any Hazardous Substance in connection with the business of HMA or, to the Shareholders' knowledge, at any of the properties or facilities used by HMA, where such spill, release or discharge was required to be reported under the Environmental Law or would require abatement or correction under any Environmental Law. Sellers have not permitted any Hazardous

Substances to be disposed of, treated or stored on the Facility or any other property used by HMA.

          (e) To the Shareholders' knowledge, there has not been and is not any Environmental Condition (as hereinafter defined) in connection with the business of HMA at or relating to the properties or facilities used by HMA or any predecessor, or at or relating to any property owned, leased or operated at any time by HMA or any such predecessor, or at or relating to any property at which wastes have been deposited or disposed by or at the behest or direction of HMA or any such predecessor, nor has HMA received written notice of any such Environmental Condition. For purposes of this Agreement the term "Environmental Condition" means any condition or circumstance, that (i) requires abatement or correction under any Environmental Law, (ii) could give rise to any civil or criminal liability under any Environmental, Law, or (iii) could create a public or private nuisance, including the presence of Hazardous Substances.

     5.22  Brokers or Finders.  Neither HMA nor the Shareholders have employed
           ------------------
any broker or finder or incurred any liability for any brokerage or finder's fees or commissions or similar payments in connection with the sale of the Shares to the Buyer.

     5.23  Borrowing and Guarantees.  Except as set forth in the Schedules to
           ------------------------
this Agreement, HMA (a) does not have any indebtedness for borrowed money, (b) is not lending or committed to lend any money (except for advances to employees in the ordinary course of business), and (c) is not a guarantor or surety with respect to the obligations of any Person.

     5.24  Inventory.  All inventory of HMA reflected on the Financial
           ---------
Statements or acquired since the date thereof through the Closing Date (a) was acquired and has been maintained in the ordinary course of business, (b) is of good and merchantable quality, (c) consists of a quality, quantity and condition usable or salable in the ordinary course of business after giving effect to inventory obsolescence reserves in the Financial Statements, (d) was acquired less than one year prior to the date of the Financial Statements and (e) is valued at the lower of cost or market value in accordance with GAAP.

     5.25  Accounts Receivable.  The accounts receivable of HMA as reflected on
           -------------------
the Financial Statements or arising since the date thereof through the Closing Date (a) are valid and genuine, (b) have arisen solely out of bona fide sales and deliveries of goods, performance of services or other business transactions in the ordinary course of business, (c) are not subject to defenses, set-offs or counterclaims other than normal returns and allowances, and (d) are collectible within sixty days after the applicable due date at the full recorded amount thereof less the amount reserved for doubtful accounts in the Financial Statements.

     5.26  Accounts Payable.  All accounts payable as set forth on the Financial
           ----------------
Statements or arising since the date thereof have been incurred in the ordinary course of business consistent with past practice.

     5.27  Relations with Customers and Suppliers.  Except as disclosed in
           --------------------------------------
Schedule 5.27 to this Agreement, since January 1, 1996, no customer or supplier of HMA has notified HMA, either orally or in writing, that it intends to cease or materially change its relationship with HMA either before, after or because of the consummation of the transactions contemplated hereby.

     5.28  Transactions with Affiliates.  Except as disclosed in Schedule 5.28
           ----------------------------
to this Agreement, neither HMA, nor any affiliate of HMA, nor any director or officer of HMA or any member of his or her immediate family, owns or has a controlling ownership interest in any corporation or other entity that is a party to any Commitment or material business arrangement or relationship with respect to the business of HMA. All disclosed transactions between HMA or an affiliate of HMA have been on substantially the same terms and conditions as similar transactions between non-affiliated parties and are properly recorded on the books and records of HMA.

     5.29  Books of Account.  The books, records and accounts of HMA accurately
           ----------------
and fairly reflect in reasonable detail the transactions and the assets and liabilities of HMA. HMA has not engaged in any transaction, maintained any bank account or used any funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the business.

     5.30  Full Disclosure.  There are and will be no materially misleading
           ---------------
misstatements in any of the representations and warranties made by the Shareholders in this Agreement, the Schedules and Exhibits to this Agreement or in any of the documents, certificates and instruments delivered or to be delivered by the Shareholders or their affiliates pursuant to this Agreement and the Shareholders have not omitted to state any fact necessary to make statements made herein or therein not materially misleading.

     5.31 Investment Intent; Restrictions on Transfer.
          -------------------------------------------

          (a) The Shareholders represent and warrant that they have not relied on any purchaser representative in connection with the acquisition of shares of Wilmar Stock hereunder. The Shareholders (i) have such knowledge, sophistication and experience in business and financial matters that they are capable of evaluating the merits and risks of an investment in the shares of Wilmar Stock, (ii) fully understand the nature, scope and duration of the limitations on transfer contained in this Agreement and (iii) can bear the economic risk of an investment in the shares of Wilmar Stock and can afford a complete loss of such investment. The Shareholders have had an adequate opportunity to ask questions and receive answers from the officers of the Buyer concerning any and all matters relating to the transactions described herein, including without limitation, the background and experience of the officers and directors of the Buyer, the plans for the operations of the business of the Buyer, the business, operations and financial condition of the Buyer, and any plans for additional acquisitions and the like. The Shareholders have asked any and all questions in the nature described in the preceding sentence and all questions have been answered to their satisfaction.

          (b) The Shareholders further represent, warrant, acknowledge and agree that (i) they are acquiring the shares of Wilmar Stock under this Agreement for their own account, as principal and not on behalf of other persons, and for investment and not with a view to the resale or distribution of all or any part of such shares and (ii) they will not sell or otherwise transfer such shares unless, in the opinion of counsel who is satisfactory to the Buyer, the transfer can be made without violating the registration provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act").

          (c) The certificate evidencing the Wilmar Stock to be received by the Shareholders will bear a legend substantially in the form set forth below and containing such other information as the Buyer may deem necessary or appropriate:

     THE SHARES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATES AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES LAWS OF THE DISTRICT OF COLUMBIA AND A NUMBER OF STATES. THE SHARES MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, TRANSFERRED, ENCUMBERED OR OTHERWISE DISPOSED OF IN WHOLE OR IN PART EXCEPT PURSUANT TO REGISTRATION, EXEMPTION THEREFROM OR OPERATION OF LAW. THE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

6.   Representations and Warranties of the Buyer.  The Buyer represents and
     -------------------------------------------
warrants to the Shareholders as follows:

     6.1  Organization of the Buyer; Authorization.  The Buyer is a corporation
          ----------------------------------------
duly organized, validly existing and in good standing under the laws of New Jersey, with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of the Buyer and this Agreement constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

     6.2  Conflict as to the Buyer.  Neither the execution and delivery of this
          ------------------------
Agreement nor the consummation of the acquisition of the Shares by the Buyer will (a) violate any provision of the certificate of incorporation or by-laws of the Buyer, (b) violate, be in conflict with, or constitute a default (or an event which, with notice of lapse of time or both, would constitute a default) under any agreement or commitment to which the Buyer is party or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to the Buyer.

     6.3  Consents and Approvals of Governmental Bodies.  No consent, approval
          ---------------------------------------------
or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by the Buyer in connection with the execution, delivery and performance of this Agreement by the Buyer or the consummation of the purchase of the Shares by the Buyer.

     6.4  Other Consents.  No consent of any Person is required to be obtained
          --------------
by the Buyer to the execution, delivery and performance of this Agreement by the Buyer or the consummation of the purchase of the Shares by the Buyer.

     6.5  Brokers or Finders.  The Buyer has not employed any broker or finder
          ------------------
or incurred any liability for any brokerage or finder's fees or commissions or similar payments in connection with any of the transactions contemplated hereby.

     6.6  Investment Intent.  The Buyer is purchasing the Shares solely for its
          -----------------
own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution of any portion thereof in violation of any applicable securities law. The Buyer has had an adequate opportunity to ask questions and receive answers from the Shareholders to the transactions described herein, including without limitation the background and experience of the officers and the directors of the Sellers, the plans for the operations of the business of the Seller and the business, operations and financial condition of the Seller, and any plans for additional acquisitions and the like.

     6.7  Disclosure.  No representation or warranty by the Buyer contained in
          ----------
this Agreement, and no representation, warranty or statement contained either in any document filed by the Buyer with the Securities and Exchange Commission (the "Commission") or any list, certificate, Schedule or other instrument, document, agreement or writing furnished or to be furnished to the Shareholders pursuant to this Agreement or in connection with the negotiation, execution or performance hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading.


7.   Certain Agreements.
     ------------------

     7.1  Access.  Between the date of this Agreement and the Closing Date, the
          ------
Shareholders shall, and shall cause HMA to, (a) give the Buyer and its authorized representatives reasonable access to all plants, offices, warehouse and other facilities and properties of HMA, to the customers, suppliers and accountants of HMA and to the books and records of HMA, (b) permit the Buyer to make inspections thereof and (c) cause its officers and its advisors to furnish the Buyer with such financial and operating data and other information with respect to the business and properties of HMA and to discuss with the Buyer and its authorized representatives the affairs of HMA, all as the Buyer may from time to time reasonably request.

     7.2  Other Regulatory Matters.  The Shareholders and the Buyer shall, and
          ------------------------
the Shareholders shall cause HMA to, (a) file with applicable regulatory authorities any applications and related documents required to be filed by them in order to consummate the contemplated transaction and (b) cooperate with each other as they may reasonably request in connection with the foregoing.

     7.3  Exclusivity.
          -----------

          (a) From the date hereof until the earlier of the Closing or the termination of this Agreement, the Shareholders shall not, and shall cause the agents, officers, directors or representatives of HMA not to, directly or indirectly (i) solicit or initiate the submission of proposals or offers from any person for, (ii) participate in any discussions or negotiate any terms pertaining to or (iii) provide any nonpublic information to any other Person, with respect to or in furtherance of any proposal for a merger or business combination involving, or acquisition of any interest in, or (except in the ordinary course of business) sale of assets by, HMA, except for the acquisition of the Shares by the Buyer.

          (b) From the date hereof until the earlier of the Closing or the termination of this Agreement, the Shareholders shall not and shall cause the agents, officers, directors or representatives of HMA not to disclose Confidential Information (as defined in Section 7.5(c) hereof) relating to the business of HMA to any Person.

     7.4  Update Schedules.  Between the date hereof and the Closing Date, the
          ----------------
Shareholders will promptly disclose to the Buyer in writing any information set forth in the Schedules to this Agreement that is no longer applicable and any information of the nature of that set forth in the Schedules to this Agreement that arises after the date hereof and which would have been required to be included in the Schedules if such information had been obtained on the date of delivery thereof.

     7.5  Restrictive Covenants.
          ---------------------

          (a) Jerry Mendelson covenants that for the five year period beginning on the Closing Date, he will not, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as a partner, principal, agent, representative, consultant, employee or otherwise with any business or enterprise engaged directly or indirectly within any portion of the United States in the business of apartment maintenance and supply (the "Business").

          (b) Each individual Shareholder other than Jerry Mendelson covenants that for the four year period beginning on the Closing Date, he will not, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as a partner, principal, agent, representative, consultant, employee or otherwise with any business or enterprise engaged directly or indirectly within any portion of the United States in the Business.

          (c) It is recognized by the Buyer and by each of the Shareholders that the Business is and is expected to continue to be conducted throughout the United States and that more narrow geographical limitations of any nature on this non-competition covenant (and the non-solicitation covenant set forth in Section 7.5(b) hereof) are therefore not appropriate.

          (d) The foregoing restrictions shall not be construed to prohibit the ownership by any Shareholder, as a passive investment, of not more than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          (e) Each Shareholder further covenants that for a three year period beginning the Closing Date, he will not, either directly or indirectly, (i) call on or solicit any Person who or which within the past two years has been a customer with respect to the Business with respect to the activities prohibited by Section 7.5(a) hereof or (ii) solicit the employment of any person who is currently employed by HMA on a full or part-time basis, unless such person prior to being solicited by such Shareholder was involuntarily discharged by HMA.

          (f) Each Shareholder recognizes and acknowledges that by reason of the Shareholders' ownership of HMA he has had access to confidential information relating to the Business including without limitation, information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, advertising, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships with dealers, distributors, wholesalers, customers, clients, suppliers and others who have business dealings with the Business ("Confidential Information"). Each Shareholder acknowledges that such Confidential Information is a valuable and unique asset and covenants that he will not disclose any such Confidential Information after the Closing Date to any Person for any reason whatsoever, unless such information (a) is in the public domain through no wrongful act of any Shareholder, (b) has been rightfully received from a third party without restriction and without breach of this Agreement or (c) except as may be required by law.

          (g) Each Shareholder acknowledges that the restrictions contained in this Section 7.5 are reasonable and necessary to protect the legitimate interests of the Buyer, and that any violation will result in irreparable injury to the Shareholders, the Buyer and HMA.

          Each Shareholder agrees that the Buyer and HMA shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 7.5, which rights shall be cumulative and in addition to any other rights or remedies to which the Buyer may be entitled. In the event that any of the provisions of this Section
7.5 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

     7.6  Maintenance of Salespeople.  The Shareholders agree to use their best
          --------------------------
efforts to, and to cause HMA to, maintain employment of all salespeople employed by HMA as of the date hereof. In the event a salesperson leaves the employ of HMA for any reason, the Shareholders shall notify the Buyer within one business day of such salesperson's separation of employment from HMA or within one business day of HMA or any Shareholder receiving notice of such salesperson's intent to leave the employ of HMA.

     7.7  Rule 144 Reporting.  With a view to making available the benefits of
          ------------------
certain rules and regulations of the Commission which may permit the sale of restricted securities (as that term is used in Rule 144 under the Act) to the public without registration, the Company agrees to:

          (a) make and keep public information available as those terms are understood and defined in Rule 144 under the Act, at all times;

          (b) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Act and the Exchange Act for such time as it remains subject to such reporting requirements; and

          (c) so long as a Shareholder owns any restricted Wilmar Stock, furnish to such Shareholder promptly upon such Shareholder's request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Act and Exchange Act (during such time period as it remains subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Shareholder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Shareholder to sell any such securities without registration.


8.   Conduct of HMA's Business Prior to the Closing.
     ----------------------------------------------

     8.1  Operation in Ordinary Course.  Between the date of this Agreement and
          ----------------------------
the Closing Date, the Shareholders shall cause HMA to conduct its businesses in all material respects in the ordinary course and to use commercially reasonable efforts to maintain all current business relationships.

     8.2  Business Organization.  Between the date of this Agreement and the
          ---------------------
Closing Date, the Shareholders shall use commercially reasonable efforts, and shall cause HMA to use commercially reasonable efforts, to (a) preserve substantially intact the business organization of HMA and keep available the services of the present officers and employees of HMA, and (b) preserve in all material respects the present business relationships and good will of HMA.

     8.3  Corporate Organization.  Between the date of this Agreement and the
          ----------------------
Closing Date, the Shareholders shall not cause or permit any amendment of the articles of incorporation or by-laws (or other governing instrument) of HMA, and shall cause HMA not to:

          (a) issue, sell or otherwise dispose of any of its equity securities or other securities, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the issuance, sale or disposition of any of its equity securities;

          (b) sell or otherwise dispose of any equity securities of HMA or any of its subsidiaries, or create or suffer to be created any Encumbrance thereon, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the sale or disposition of any equity securities of HMA or any of its subsidiaries;

          (c) reclassify, split up or otherwise change any of its equity securities;

          (d) declare or pay any dividend on, or make any other distribution or payment with respect to any share or shares of its capital stock;

          (e) grant any general increase in the rates of pay of any of its hourly-paid employees, grant any increase in the salary or other compensation of any of its officers or other salaried employees or grant any bonuses of any kind to any of its employees;

          (f) be party to any merger, consolidation or other business combination;

          (g) sell, lease, license or otherwise dispose of any of its properties or assets (including without limitation, rights with respect to patents and registered trademarks and copyrights or other proprietary rights), except in the ordinary course of business; or

          (h) organize any new subsidiary or acquire any equity securities of any Person or any equity or ownership interest in any business.

     8.4  Other Restrictions.  Without the consent of the Buyer, between the
          ------------------
date of this Agreement and the Closing Date, the Shareholders shall cause HMA not to:

          (a) borrow any funds or otherwise become subject to, whether directly or by way of guarantee or otherwise, any indebtedness for borrowed money;

          (b) create any material Encumbrance on any of its material properties or assets;

          (c) except in the ordinary course of business, increase in any manner the compensation of any director or officer or increase in any manner the compensation of any class of employees;

          (d) create or materially modify, except as noted in the Schedules to this Agreement, any bonus, deferred compensation, pension, profit sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice or any other employee benefit plan (as defined in section 3(3) of ERISA);

          (e) terminate the employment of any salesperson of HMA for any reason or permit a salesperson to resign as a salesperson from HMA without giving notice to the Buyer within one business day after receiving notice of (i) such termination or resignation or (ii) such salesperson's intention to terminate employment or resign;

          (f) make any capital expenditure or acquire any property or assets (other than raw materials and supplies) for a cost in excess of $10,000 in any one case or $25,000 in the aggregate;

          (g) enter into any agreement that materially restricts HMA or any of its subsidiaries from carrying on its business;

          (h) pay, discharge or satisfy any material claim, liability or obligation, absolute, accrued, contingent or otherwise, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities or obligations reflected in the Financial Statements or incurred in the ordinary course of business and consistent with past practice since the date of the Financial Statements;

          (i) cancel any material debts or waive any material claims or rights;
or

          (j) act or omit from taking any action which would cause any of the representations and warranties in Section 5 hereof to be inaccurate.

9.   Survival of Representations and Warranties; Indemnification.
     -----------------------------------------------------------

     9.1  Survival.  The representations and warranties contained in this
          --------
Agreement and in any certificate or document delivered pursuant hereto shall survive the Closing for a period of two years, except for those contained in Sections 5.1, 5.2, 5.3, 5.4, 5.19, 5.20, 5.21 and 5.22, 6.1 and 6.2 hereof which shall survive until the termination of the applicable statute of limitations.

     9.2  Indemnification by the Shareholders.  The Shareholders, other than the
          -----------------------------------
ESOP, shall jointly and severally indemnify and hold harmless the Buyer, and shall reimburse the Buyer for, any loss, liability, damage or expense (including reasonable attorneys fees) (collectively, "Damages") arising from or in connection with (a) any inaccuracy in any of the representations and warranties of the Shareholders in this Agreement, (b) any failure by the Shareholders to perform or comply with any agreement in this Agreement prior to Closing with any failure by any Shareholder to perform or comply with any agreement in this Agreement after the Closing several but not joint, (c) any obligation or liability known to the Shareholders prior to the Closing, except to the extent such obligations are fully accrued on the Closing Balance Sheet, (d) any obligation or liability arising out of the failure of the ESOP to be qualified or the inability of HMA to receive a determination letter from the Internal Revenue Service that the ESOP, as terminated, is qualified and (e) any sexual harassment claim against HMA or Buyer by Rebecca Jo Martin. The ESOP and its beneficiaries shall not be required to contribute to the Shareholders indemnification obligations under this Section 9.2.

     9.3  Indemnification by the Buyer.  The Buyer shall indemnify and hold
          ----------------------------
harmless the Shareholders, and shall reimburse the Shareholders for, any Damages arising from or in connection with (a) any inaccuracy in any of the representations and warranties of the Buyer in this Agreement, (b) any failure by the Buyer to perform or comply with any agreement in this Agreement and (c) any claims arising from the conduct of the business of HMA after the Closing unless caused by an act or omission by HMA or the Shareholders prior to the Closing.

     9.4  Procedure for Indemnification.  Promptly after receipt by an
          -----------------------------
indemnified party under Section 9.2 or 9.3 hereof of notice of the commencement of any action which gives rise to Damages, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party, give notice to the indemnifying party of the commencement thereof. Failure so to notify the indemnifying party shall relieve it of any liability that it may have to any indemnified party, but only to the extent that the defense of such action is materially prejudiced thereby, providing the indemnifying party did not receive or otherwise have actual notice thereof. If any such action shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense and cost thereof with counsel satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under Section 9.2 or 9.3 hereof, for any fees of other counsel or any other expenses of conducting the defense (unless such fees or expenses are incurred at the request of the indemnifying party), in each case subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation, provided, however, that the Buyer and the Shareholders shall be entitled, at their sole election to retain control of any action or demand related to any intellectual property right matters or as to which the remedy would have a materially adverse on-going effect on HMA or its subsidiaries. If the indemnifying party receives notice of any action or demand, it shall notify the indemnified party within twenty days after the indemnified party's notice is given as to whether it intends to control the defense thereof. If an indemnifying party defends an action, the indemnified party may participate in, but not control, any such defense (except as provided above), at its sole cost and expense. If an indemnifying party defends an action (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's consent (which shall not be unreasonably withheld) unless (i) there is no finding or admission of any violation of law and no effect on any other claims that may be made against the indemnified party and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its consent. If notice is given to an indemnifying party of the commencement of any action and it does not, within twenty days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense thereof, the indemnifying party shall be bound by any compromise or settlement thereof effected by the indemnified party. In the event the indemnified party should have a claim against the indemnifying party that does not involve a claim or demand by a third party, the indemnified party shall notify the indemnifying party with respect to such claim. If the indemnifying party does not notify the indemnified party within twenty days after the indemnified party's notice is given that it disputes such claim, the amount of such claim shall be conclusively deemed as liability of the indemnifying party hereunder. Nothing hereunder shall be deemed to prevent a party from making a claim hereunder for potential or contingent damages, provided the notice to the indemnifying party sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and such party has reasonable grounds to believe that such a claim or demand may be made.

     9.5  Limitations on Indemnification; Exceptions to Limitations.
          ---------------------------------------------------------

          (a) Notwithstanding anything in this Agreement to the contrary, an indemnifying party shall not have any liability to an indemnified party in respect of any claim for indemnification for the breach of any representation or warranty contained herein (i) unless a claim with respect thereto is delivered to the indemnifying party specifying the factual basis of the claim in reasonable detail to the extent then known by the indemnifying party prior to the termination of the survival period for such representation and warranty set forth in Section 9.1 hereof and (ii) until the damages to the indemnified party, exceed a cumulative aggregate total of $65,000, but only to the extent of such Damages in excess of $65,000.

          (b) The indemnification provided sin this Section 9 shall be the sole remedy for money damages as a result of any misrepresentation or breach of warranty set forth in this Agreement; provided, however, that nothing herein shall be deemed to limit or restrict in any manner any rights or remedies which the Buyer has, or might have, at law, in equity or otherwise, against the Shareholders for any breach of any covenant or agreement set forth in this Agreement or any willful misrepresentation or willful breach of warranty set forth in this Agreement.

     9.6  Effect of Investigation.  Any claim for indemnification shall not be
          -----------------------
invalid as a result of any investigation by or opportunity to investigate afforded to the Buyer.

     9.7  Escrow Agreement.
          ----------------

          (a) The Escrow Amount shall secure the Shareholders obligations to the Buyer under Section 1.3(a) hereof and the satisfaction by the Shareholders of any payment obligations pursuant thereto. Promptly following, but no later than five business days after the final determination of the calculation of the Closing Date Net Worth as described in Section 1.3(a) hereof, the Buyer and the Shareholders together shall notify the Escrow Agent to release fifty percent (50%) of the Escrow Amount, together with any interest thereon (the "First Release") to the Shareholders. Such notice shall set forth the Closing Date Net Worth and the calculation of the amounts to be released. The Escrow Agent shall make the First Release as provided in such notice immediately following receipt of such notice.

          (b) The Escrow Amount shall also secure the Shareholders' obligations to the Buyer under Section 9.2 hereof.

In the event the Buyer shall claim a right to payment pursuant to Section 9.2 hereof, within the applicable time periods specified in Section 9.4 hereof, the Buyer shall send a written claim to the Shareholders and the Escrow Agent. The Buyer and the Shareholders shall establish the accuracy of such claim (by mutual agreement, arbitration, litigation or otherwise) in accordance with the procedures set forth in this Agreement, and the Buyer and the Agent will notify the Escrow Agent by written notice signed by the President or any Vice President of the Buyer and the Agent of the dollar amount, if any (the "Claim Amount") determined to be payable by the Shareholders to the Buyer. Upon receipt of such notice, the Escrow Agent shall promptly release to the Buyer the lesser of (i) the Claim Amount or (ii) the balance of the Escrow Amount. If no claims are outstanding as of June 30, 1998, the Escrow Amount shall be released in accordance with the provisions of the Escrow Agreement.


10.  Termination.
     -----------

     10.1 Termination.  This Agreement may be terminated before the Closing
          -----------
occurs only as follows:

          (a) By written agreement of the Shareholders and the Buyer at any time.

          (b) By the Shareholders, by notice to the Buyer at any time, if one or more of the conditions specified in Section 4 hereof is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1 hereof) would otherwise occur or if satisfaction of such a condition is or becomes impossible.

          (c) By the Buyer, by notice to the Shareholders at any time, if one or more of the conditions specified in Section 3 hereof is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1 hereof), would otherwise occur of if satisfaction of such a condition is or becomes impossible.

          (d) By the Buyer or the Shareholders, by notice to the other at any time after August 30, 1996.

11.  Shareholder Agent.  Each Shareholder has made, constituted and appointed,
     -----------------
and by the execution of this Agreement irrevocably makes, constitutes and appoints Jerry Mendelson as such Shareholder's true and lawful attorney-in-fact and agent (the "Agent"), to act for such Shareholder in such Shareholder's name,
(i) to participate in the Closing and take all other such actions in connection with the transactions contemplated hereby and to receive, respond to and settle all claim notices and to receive, respond to and settle all other notices, communications and matters directed to such Shareholder under this Agreement (or to the Agent on behalf of such Shareholder) and to take any action (or to determine to take no action) with respect thereto at or following the Closing as the Agent may deem appropriate as effectively as such Shareholder could act for himself including, without limitation, delivery of HMA share certificates and acceptance of payments due at the Closing, execution and delivery of documents and certificates and the settlement and compromise of any issue, dispute or controversy relating to the transactions contemplated hereby, and (ii) to execute and deliver all instruments and documents of every kind incident to the foregoing for all intents and purposes and with the same effect as such Shareholder could do personally, and each such Shareholder hereby ratifies and confirms as such Shareholder's own act all that the Agent shall do or cause to be done pursuant to the provisions hereof.


12.  Notices.  All notices, consents, assignments and other communications under
     -------
this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by telex or telecopier (with receipt confirmed), provided that a copy is mailed registered mail, return receipt requested, or (c) received by overnight delivery service, in each case to the appropriate addresses, telex numbers and telecopier numbers set forth below (or to such other addresses, telex numbers and telecopier numbers as a party may designate as to itself by notice to the other parties).

          (a) If to the Buyer:

              Wilmar Industries, Inc.
              303 Harper Drive
              Moorestown, NJ  08057
              Attention:  Fred B. Gross
              Telecopy: (609) 439-1333

              With a copy to:

              Morgan, Lewis & Bockius LLP
              2000 One Logan Square
              Philadelphia, PA  19103
              Attention:  Stephen M. Goodman, Esq.
                          Steven M. Cohen, Esq.
              Telecopy:   (215) 963-5299

          (b) If to the Shareholders:

              Jerry Mendelson
              c/o HMA Enterprises, Inc.
              d/b/a/ HMA Supply

              3333 Holly Hall
              Houston, TX 77021
              Telecopy:

              With a copy to:

              James A. McLain, Esq.
              3050 Post Oak Boulevard
              Suite 1090
              Houston, Texas  77056
              Telecopy: (713) 629-8487


13.  Miscellaneous.
     -------------

     13.1  Expenses.  Each party shall bear its own expenses incident to the
           --------
preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder. HMA shall bear certain expenses in connection with this transaction which shall be reflected on the Closing Date Balance Sheet.

     13.2  Captions; Section References.  The captions in this Agreement are for
           ----------------------------
convenience of reference only and shall not be given any effect in the interpretation of this Agreement. Unless otherwise specified, Section references in this Agreement refer to the applicable Section or Subsection of this Agreement.

     13.3   Modification and Waiver.  No amendment, modification or alteration
            -----------------------
of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions of this Agreement and the same shall not be deemed to or constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

     13.4  Exclusive Agreement; Amendment.  This Agreement supersedes all prior
           ------------------------------
agreements among the parties with respect to its subject matter, and is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement among the parties with respect thereto and cannot be changed or terminated orally. The HMA Shareholders Agreement shall be terminated, null and void and of no further force and effect as of the Closing Date and the Shareholders shall be deemed to have satisfied or waived any restrictions on transfer contained therein in connection with this transaction.

     13.5  Governing Law.  This Agreement and (unless otherwise provided) all
           -------------
amendments hereof and waivers and consents hereunder shall be governed by the internal law of the State of New Jersey, without regard to the conflicts of law principles thereof, except to the extent that local law and public policy may be applicable.

     13.6  Binding Effect.  This Agreement shall inure to the benefit of and be
           --------------
binding upon the parties hereto and their respective successors and assigns, provided that neither party may assign its rights hereunder without the consent of the other party.

     13.7  Public Announcements.  Neither the Shareholders nor HMA shall make
           --------------------
any public statements, including without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the Buyer except as may be required by law.

     13.8  Counterparts.  This Agreement may be executed in two or more
           ------------
counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                      WILMAR INDUSTRIES, INC.


                                      By:/s/ William S. Green
                                         ------------------------------------
                                         Name:   William S. Green
                                         Title:  President

SHAREHOLDERS


/s/ Jerry Mendelson
- ---------------------------------------
Jerry Mendelson


/s/ Brian Mendelson
- ---------------------------------------
Brian Mendelson


/s/ Ellis Atkinson
- ---------------------------------------
Ellis Atkinson


HMA ENTERPRISES, INC. EMPLOYEE STOCK OWNERSHIP TRUST


By:/s/ Jerry R. Mendelson
   ------------------------------------
   Jerry R. Mendelson
   Trustee


MENDELSON CHARITABLE REMAINDER UNITRUST


By:/s/ William C. McCain, Jr.
   ------------------------------------
   Houston Trust Company
   Special Trustee
   William C. McCain, Jr., Vice President

                         List of Exhibits and Schedules
                         ------------------------------


Exhibit 1                Shareholders and Holdings

Exhibit 1.2(a)(i)        Escrow Agreement

Exhibit 1.2(a)(ii)       Wilmar Stock Allocation

Exhibit 1.2(a)(iii)      Base Purchase Price Allocation

Exhibit 3.3              Opinion of Shareholders' Counsel

Exhibit 3.9              Form of Employment Agreement

Exhibit 3.11             Form of Registration Rights Agreement

Exhibit 4.3              Opinion of Morgan, Lewis & Bockius LLP

Schedule 5.3             Beneficial Ownership of Shares

Schedule 5.5             Subsidiaries

Schedule 5.7             Third Party Consents

Schedule 5.10            Title to Properties

Schedule 5.11            Condition of Buildings, Plants and Equipment

Schedule 5.13            Litigation

Schedule 5.14            Certain Changes

Schedule 5.16            Names and Trademarks

Schedule 5.17            Commitments

Schedule 5.18            Employee Benefit Plans

Schedule 5.21            Environmental Matters

Schedule 5.27            Relations with Customer and Suppliers

Schedule 5.28            Transactions with Affiliates

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